Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State of Incorporation	Doing Business As Name
Addus HealthCare (Delaware), Inc.	Delaware	Addus HomeCare Delaware
Addus HealthCare (Idaho), Inc.	Delaware	Addus HomeCare
Addus HealthCare (Nevada), Inc.	Delaware	Desert PCA, Addus HomeCare
Addus HealthCare (North Carolina), Inc.	Delaware	Down East HealthCare; Addus HomeCare
Addus HealthCare (South Carolina), Inc.	Delaware	Addus HomeCare; Arcadia Home Care & Staffing
Addus HealthCare, Inc.	Illinois	Addus HomeCare; Arcadia Home Care & Staffing
Addus Nurse Care, Inc.	Delaware	Sun City Caregivers; Lifestyle Options
Ambercare Home Health Care Corporation	New Mexico	Ambercare Home Health Care Corporation
Ambercare Hospice, Inc.	New Mexico	Ambercare Hospice, Inc.
Cura Partners, LLC	Tennessee	Addus HomeCare; Arcadia Home Care & Staffing
Options Service, Inc.	New Mexico	Options Service, Inc.
PHC Acquisition Corporation	California	Addus HomeCare
PRAC Holdings	Delaware	Arcadia Home Care & Staffing
Priority Home Health Care, Inc.	Ohio	Addus HomeCare; Arcadia Home Care & Staffing
Professional Reliable Nursing Services, Inc.	California	Arcadia Home Care & Staffing
South Shore Home Health Service, Inc.	New York	South Shore Home Health Service, Inc.